Exhibit 99

RICHMOND, Indiana. May 3, 2018 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $348,000 or $0.34 per diluted share, for the quarter ended March 31, 2018, a decrease of $90,000, or 20.5%, from net income of $438,000 or $0.42 per diluted share, for the quarter ended March 31, 2017. The decrease in net income resulted primarily from increases to the provision for loan losses of $197,000, and to total other expense of $109,000, offset by increases to total other income of $92,000, net interest income of $13,000, and a decrease in the provision for income taxes of $111,000.

For the quarter ended March 31, 2018 interest income increased $226,000, or 6.6%, to $3.6 million from $3.4 million for the March 31, 2017 quarter. The increase was primarily a result of an increase of $184,000 in interest income on loans and an increase of $44,000 on interest income on interest bearing demand deposits.

Interest expense increased $213,000, or 43.6%, to $701,000 for the 2018 quarter, from $488,000 for the 2017 quarter. This increase was the result of an increase in interest expense on deposits of $115,000 and an increase in the cost of borrowings of $98,000. These changes resulted in a slight increase of $13,000 to net interest income quarter to quarter. The increase in interest expense on deposits was due to the raising rate environment. Interest expense on borrowings increased due to a higher average balance and rising rates.

The provision for loan losses was $555,000 for the quarter ended March 31, 2018, compared to $358,000 for the quarter ended March 31, 2017, an increase of $197,000, or 55.0%. The increase to the provision was based on increased loan volume and management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income increased $92,000, or 22.2%, to $506,000 for the quarter ended March 31, 2018, from $414,000 for the quarter ended March 31, 2017. In the 2018 quarter, we recorded increases in loan servicing income of $49,000, service charges on deposit accounts of $17,000, and other income of $11,000, and a decrease in loss on sale of other assets of $14,000.

For the quarter ended March 31, 2018, noninterest expense increased $109,000, or 4.7%, to $2.4 million, from $2.3 million for the quarter ended March 31, 2017. The increase was due to increases in salaries and employee benefits of $71,000, net occupancy expense of $70,000, data processing fees of $21,000, professional fees of $20,000, and foreclosed real estate and repossession expenses of $12,000, offset by decreases in ATM charges of $36,000, advertising expense of $16,000, FDIC premiums of $13,000, other expenses of $13,000 and director expenses of $9,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Net occupancy expense increased due to the completion of the administrative and operations building late in 2017 and affixed depreciation on the building and furniture fixtures and equipment. The savings in ATM charges are due to the transition to a new servicer.

The provision for income taxes decreased $111,000 to $119,000 for quarter ended March 31, 2018 as compared to $230,000 for quarter ended March 31, 2017, reflecting the decrease in pretax income and the reduced corporate federal income tax rate.  Our effective tax rates were 25.6% and 34.4% for the quarters ended March 31, 2018 and 2017, respectively.

Comparison of Financial Condition at March 31, 2018 and December 31, 2017

Total assets increased $9.3 million, or 3.1%, to $308.8 million at March 31, 2018 from $299.4 million at December 31, 2017. The increase was primarily the result of increases to cash and cash equivalents, investment securities available for sale, net loans, and other assets, offset by a decrease in loans held for sale.

Cash and cash equivalents increased $6.0 million, or 57.7%, to $16.3 million at March 31, 2018 from $10.3 million at December 31, 2017. Securities available for sale increased $2.7 million, or 13.4%, to $23.0 million at March 31, 2018 from $20.3 million at December 31, 2017. Net loans increased $1.8 million, or 0.8%, to $242.7 million at March 31, 2017 from $240.9 million December 31, 2017. Growth in the loan portfolio was due primarily to increases in commercial loans of $869,000, construction loans of $647,000 and consumer loans of $445,000, offset by a decrease in second mortgages and home equity lines of credit of $276,000.

Deposits increased $2.4 million, or 1.1%, to $229.4 million at March 31, 2018 from $227.0 million at December 31, 2017. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts decreased $1.8 million to $118.3 million at March 31, 2018 from $120.1 million at December 31, 2017. Certificates and other time deposits increased $4.1 million to $111.0 million at March 31, 2018 from $106.9 million at December 31, 2017, as core deposits have begun to move to higher interest paying certificates of deposit. Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $7.0 million, or 16.9%, to $48.5 million at March 31, 2018 from $41.5 million at December 31, 2017.

Total stockholders’ equity increased $170,000, or 0.6%, to $29.2 million at March 31, 2018 from $29.0 million at December 31, 2017. The increase was primarily a result of year to date net income of $348,000, stock-based compensation expense of $71,000, and ESOP shares earned of $40,000, offset in part by decreases to accumulated other comprehensive income of $230,000 and dividends of $59,000.

	At
	March 31, 2018 (Unaudited)	December 31, 2017
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$308,769	$299,414
Total cash and cash equivalents	16,318	10,346

Investment in available for sale securities, at fair value	23,008	20,297
Loans held for sale	1,060	2,877
Loans, net	242,679	240,859
Bank-owned life insurance	7,003	6,960
Premises and equipment	9,039	9,128
Foreclosed real estate held for sale	39	39
Federal Home Loan Bank of Indianapolis, at cost	2,436	2,436
Deposits	229,379	226,981
Borrowings	48,500	41,500
Total Equity	29,199	29,029
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	28,314	28,175

ASSET quality ratios:

Nonperforming loans to total loans	0.33%	0.34%
Nonperforming assets to total assets	0.37%	0.38%
Net charge-offs annualized (recoveries) to average loans outstanding	0.54%	0.66%
Allowance for loan losses to non-performing loans	367.37%	333.54%
Allowance for loan losses to total loans	1.21%	1.13%

	For the Three Months Ended
	March 31,
	2018 (Unaudited)	2017 (Unaudited)
	(In Thousands, except per share amounts)
SELECTED OPERATING INCOME DATA:

Interest income	$3,626	$3,400
Interest expense	701	488
	2,926	2,912
Provision for loan losses	555	358
Net interest income after provision for loan losses	2,370	2,554
Noninterest income	506	414
Noninterest expense	2,409	2,300
Income before income tax expense	467	668
Income tax expense	119	230
Net income	348	438

Basic earnings per share	$0.35	$0.45
Diluted earnings per share	0.34	0.42
Dividends per share	0.06	0.06